Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

PROVECTUS BIOPHARMACEUTICALS, INC.

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Provectus Biopharmaceuticals, Inc. (the “Company”), a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: The Company’s Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on June 17, 2021 (the “Certificate of Designation”).

SECOND: The Board of Directors of the Company, acting by unanimous written consent pursuant to Section 141 of the DGCL, duly adopted resolutions approving a decrease to the number of shares of authorized preferred stock that would be designated as Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Convertible Preferred Stock”) and approving the form of this amendment to the Certificate of Designation set forth below:

RESOLVED, that the Certificate of Designation of the Company be amended as follows:

1. Designation and Number of Shares. One series of Preferred Stock is established and designated as Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Convertible Preferred Stock”). The number of shares constituting the Series D Convertible Preferred Stock shall be 957,100 shares.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 21st day of June, 2024.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Heather Raines
Heather Raines
Chief Financial Officer